Exhibit 99.1

JMAR Completes $3 Million Financing

SAN DIEGO, CA – December 29, 2005 – JMAR Technologies, Inc. (Nasdaq: JMAR) has completed a $3 million financing with twelve accredited investors. Midtown Partners & Co., LLC acted as sole placement agent in this transaction.

Pursuant to this financing, JMAR sold approximately 2.5 million shares of Common Stock together with warrants to purchase approximately 1.8 million shares of Common Stock for approximately $3 million. The Common Stock was priced at $1.20 and the exercise price of the Warrants is $1.44. The shares are initially “restricted,” but will be included in a resale registration statement to be filed shortly. If exercised, the warrants would result in an additional approximately $2.5 million to JMAR.

“This financing, when added to JMAR’s current cash position and untapped $3 million line of credit, enables JMAR to continue investment in our product development activities, including the BioSentry product line,” commented Dennis E. Valentine, Chief Financial Officer of JMAR.

“With this financing in place, JMAR is able to accelerate its pursuit of the attractive business opportunities presented by our BioSentry water monitoring system,” added Ronald A. Walrod, JMAR’s Chief Executive Officer. “Recent orders for production BioSentry units to test as part of a municipal Homeland Security center, to operate as part of a city’s security infrastructure for advanced water quality, and to monitor beverage production water for microorganisms, support our belief that continuing investment in this product line will create value for our shareholders,” he continued.

About Midtown Partners & Co., LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information about Midtown Partners & Co., LLC can be found at www.midtownpartners.com.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism contamination warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	John Nesbett/Erika Moran IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta systems are not successfully completed due to unforeseen issues with the installation and operation of the systems outside of the controlled environment of JMAR’s facility, delays in completion of prototypes and transition to production systems, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-Q for the quarter ended September 30, 2005 and its Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.